Arizona Minerals Inc
FINANCIAL STATEMENTS

MAY 18, 2006

INDEPENDENT AUDITORS’ REPORT

BALANCE SHEET

STATEMENT OF INCOME AND RETAINED EARNINGS

STATEMENT OF CASH FLOWS

NOTES TO THE FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Arizona Minerals Inc

We have audited the balance sheet of Arizona Minerals Inc. as at May 18, 2006 and the statement of income and retained earnings, and cash flows for the period from September 13, 2005 (inception) to May 18, 2006.. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at May 18, 2006 and the results of its operations and its cash flows for the period from September 13, 2005 (inception) to May 18, 2006 in accordance with Canadian generally accepted accounting principles.

“Dale Matheson Carr-Hilton LaBonte LLP”

DALE MATHESON CARR-HILTON LABONTE
CHARTERED ACCOUNTANTS

September 27, 2006
Vancouver, Canada

ARIZONA MINERALS INC
BALANCE SHEET

May 18
2006
ASSETS

Mineral Property (Note 3)	$9,136,611

TOTAL ASSETS	$9,136,611

LIABILITIES
Current
Due to related parties (Note 4)	$4,608,658
Note payable (Note 5)	4,396,227
9,004,885
SHAREHOLDERS' EQUITY

Share Capital (Note 6)	11
Retained Earnings	131,715
131,726
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$9,136,611

Going Concern (Note 1)

On Behalf of the Board of Directors

/s/ Stuart Angus	/s/ Donald Clark
Stuart Angus - Director	Donald Clark – Directo

The accompanying notes are an integral part of these financial statements.

ARIZONA MINERALS INC.
STATEMENT OF INCOME AND RETAINED EARNINGS

September 13,
2005 (Inception)
to May 18,
2006
ADMINISTRATIVE COSTS
Interest charges	$(138,126)
Foreign exchange gain	269,841

NET INCOME	131,715

RETAINED EARNINGS, BEGINNING	-

RETAINED EARNINGS, ENDING	$131,715

The accompanying notes are an integral part of these financial statements.

ARIZONA MINERALS INC.
STATEMENT OF CASH FLOWS

September 13,
2005 (Inception)
to May 18,
2006

NET INFLOW (OUTFLOW) OF CASH
RELATED TO THE FOLLOWING:

OPERATING
Net income	$131,715
Non-cash items
Foreign exchange gain	(269,841)
Non cash interest	138,126
Net cash flows used in operating activities	-
NET CASH INFLOW (OUTFLOW)	-
CASH, BEGINNING	-
CASH, ENDING	$-

Supplemental cash flow information (Note 8)

Cash paid for:

Interest	$-

Taxes	$-

The accompanying notes are an integral part of these financial statements.

ARIZONA MINERALS INC.
NOTES TO FINANCIAL STATEMENTS
MAY 18, 2006

1.	NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Arizona Minerals Inc. (the “Company”) was incorporated in Nevada, United States (“US”) on September 13, 2005. The Company is an 80% owned subsidiary of Wildcat Silver Corporation (“Wildcat”), formerly ComCorp Ventures Inc., a publicly traded Corporation incorporated in British Columbia, Canada. The Company was formed to acquire and hold the Hardshell mineral property (“Hardshell Property”) in Arizona, US.

The Company is engaged in mineral exploration and is considered to be an exploration stage enterprise as it has yet to generate significant revenue from operations. The Company will explore its mineral resource property and has not yet determined whether its mineral resource property interest contains reserves that are economically recoverable. The recoverability of amounts recorded for the mineral property are dependent upon the ability of the Company to fund exploration programs, future sale or disposition and/or ultimately the discovery of economically recoverable reserves.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) applicable to a going concern which assumes that the Company will realize its assets and discharge its liabilities in the normal course of business. As at May 18, 2006 the Company has a working capital deficit of $9,004,885 (comprised of amounts due to related parties and the Note Payable) and net earnings of $131,715. The Company’s ability to meet its obligations and maintain its current operations is contingent upon successful completion of additional financing arrangements by Wildcat and ultimately upon the Company generating profitable operations.

The Company's future capital requirements will depend on many factors, including the costs of exploring and developing its resource properties, operating costs, competitive environment and global market conditions. The Company's anticipated operating losses and increasing working capital requirements will require that it obtain additional capital to continue operations.

The Company will depend on outside capital, raised by Wildcat and placed with the Company by way of debt or equity. There can be no assurance that capital will be available as necessary to meet these continuing exploration and development costs or, if the capital is available, that it will be on terms acceptable to the Company. Obtaining loans, assuming those loans would be available, will increase the Company's liabilities and future cash commitments. If the Company is unable to obtain financing in the amounts and on terms deemed acceptable, the business and future success may be adversely affected giving rise to doubt about the Company’s ability to continue as a going concern.

2.	SIGNIFICANT ACCOUNTING POLICIES

	a)	Generally Accepted Accounting Principles

These financial statements have been prepared in accordance with Canadian GAAP.

ARIZONA MINERALS INC.
NOTES TO FINANCIAL STATEMENTS
MAY 18, 2006

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	b)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

	c)	Mineral Properties

The Company is engaged in the exploration of mineral properties and records its investment in mineral properties at the lower of cost or estimated recoverable value. Where specific exploration programs are planned and budgeted by management, mineral exploration costs are capitalized and carried at cost until the properties are placed into commercial production, sold, abandoned or determined by management to be impaired in value. Costs incurred for acquisition, including where applicable, lease and option payments made on properties that are held under lease and option agreements, are capitalized until such time as the related interest is placed into production, sold, abandoned, or management has determined that impairment in value has occurred.

Management evaluates each mineral property on a reporting period basis or as events and circumstances warrant and makes a determination based on exploration activity and results, estimated future cash flows and availability of funding as to whether capitalized costs are impaired. Mineral property interests, where future cash flows are not reasonably determinable, are evaluated for impairment based on management’s intentions and determination of the extent to which future exploration programs are warranted and likely to be funded.

Capitalized costs as reported on the balance sheet represent costs incurred to date or estimated recoverable value if lower than cost. Recovery of carrying value is dependent upon future commercial success or proceeds from disposition of the mineral interests.

Upon the establishment of commercial production, carrying values of deferred acquisition and exploration costs will be amortized over the estimated life of the resource on the units of production method.

The Company does not have any producing mineral properties and all of its efforts to date have been exploratory in nature.

	d)	Asset Retirement Obligations

The Company reviews and recognizes legal obligations associated with the retirement of tangible long-lived assets, including rights to explore or exploit natural resources. When such obligations are identified and measurable, the estimated fair values of the obligations are recognized on a systematic basis over the remaining period up to the date the obligations are expected to be settled. Mineral property related retirement obligations are capitalized as part of deferred exploration and development costs and are accounted for in the same manner as all other capitalized costs.

ARIZONA MINERALS INC.
NOTES TO FINANCIAL STATEMENTS
MAY 18, 2006

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	e)	Use of Estimates and assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of impairment of its mineral property and the fair value estimate for the Note Payable, primarily the assumption regarding the discount rate. Financial results as determined by actual events could differ from those estimates.

	f)	Future Income Taxes

The Company follows the liability method of tax allocation. Under this method, future tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities, and measured using the substantially enacted tax rates and laws that will be in effect when the differences are expected to reverse. In the case of unused tax losses, income tax reductions, and certain items that have a tax basis but cannot be identified with an asset or liability on the balance sheet, the recognition of future income tax assets is determined by reference to the likely realization of future income tax reductions.

	g)	Foreign currencies

The Company’s functional and reporting currency is the Canadian dollar. Transactions undertaken in foreign currencies are translated into Canadian dollars at exchange rates prevailing at the time the transaction occurred. Monetary assets and liabilities denominated in foreign currencies are translated into equivalent Canadian dollars at the exchange rates in effect at the balance sheet date with any resulting gain or loss being recognized in the statement of loss and deficit. The effect of fluctuations in exchange rates between the dates of transactions and of settlements is reflected in the statement of loss and deficit.

The financial statements of the Company are translated into Canadian dollars using the temporal method for integrated operations, as follows:

monetary assets and liabilities using the exchange rate in effect at the balance sheet date;

non-monetary assets and liabilities are translated at historical exchange rates, unless the item is carried at fair market value, in which case the item will be translated at the exchange rate in effect at the balance sheet date;

revenue and expense items at approximate exchange rates prevailing at the time the transactions occurred;

ARIZONA MINERALS INC.
NOTES TO FINANCIAL STATEMENTS
MAY 18, 2006

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

amortization of assets translated at historical exchange rates should be translated at the same exchange rates as the assets to which they relate;
translation gains and losses on monetary items or non-monetary items carried at market are included in the current year statement of loss and deficit.

h)	Financial Instruments

The Company’s financial instruments consist of amounts due to related parties. The fair value of the Company’s financial instruments are estimated by management to approximate their carrying values except for the Note Payable which is discounted.

i)	Risk Management

The Company is engaged primarily in resource exploration and manages related industry risk issues directly. The Company is at risk for environmental issues and fluctuations in commodity prices. Management is not aware of and does not anticipate any significant environmental remediation costs or liabilities in respect of its current operations.

The Company is not exposed to significant credit or interest rate risks.

The Company’s functional currency is the Canadian dollar. The Company has a mineral property in Arizona, US where the Company will be exposed to foreign exchange risks.

3.	MINERAL PROPERTY

On October 31, 2005 the Company entered into a purchase agreement (“Agreement”) with Asarco LLC (“Asarco”) for 100% of the Hardshell Property. The agreement required a purchase price of US$8,500,000 payable as follows:

	i)	US$250,000 on execution of the Agreement, November 2, 2005
	ii)	US$250,000 on March 6, 2006
	iii)	US$3,500,000 on closing of the transaction, March 14, 2006
	iv)	Deliver a promissory note (“Note Payable”) in the amount of US$4,500,000 maturing on the first anniversary of the closing date, secured by a deed of trust secured by the Hardshell Property.

The property value is comprised of the payments required under i) and ii) above and for the discounted value of the Note Payable (Note 5) as well as the costs incurred to complete the acquisition (US$110,113). These amounts are translated into Canadian dollars at an average exchange rate of 1.155 C/US.

ARIZONA MINERALS INC.
NOTES TO FINANCIAL STATEMENTS
MAY 18, 2006

4.	RELATED PARTY TRANSACTIONS

Amounts due to Diamond Hill Investment Corporation, a shareholder holding 20% of the Company, total $4,328,333 (US$3,860,103) and Wildcat $280,325 (US$250,000) relate to funds advanced to the Company to facilitate the required payments to Asarco LLC.

5.	NOTE PAYABLE

In accordance with the Agreement the Company delivered a Note Payable to Asarco in the amount of US$4,500,000 which is non-interest bearing and is due on March 14, 2007. The Note Payable has been discounted to a present value of US$3,797,468 ($4,258,101) at March 14, 2006 using a borrowing rate of 18.5%. The difference between the face value and the carrying value of the note will be recorded as an interest expense over the term of the note. As at May 18, 2006 the fair value of the Note Payable had increased to $4,396,227 (US$ 3,920,652).

6.	SHARE CAPITAL

Authorized – 1,000 common shares with a par value of US$0.001

Issued – 100 common shares at US$0.10 per share

7.	INCOME TAXES

As the taxes payable calculation would be based on the US dollar results the Company has no taxable income or loss.

8.	NON-CASH TRANSACTIONS

Consideration for the acquisition of the Hardshell Property consisted of payments by related parties on behalf of the Company and the delivery of the Note Payable to Asarco LLC.